CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus and Statement of Additional Information constituting part of The FBR Funds’ Registration Statement on Form N-14, of our report dated May 27, 2009, relating to the financial statements and financial highlights of AFBA 5Star Funds, which appear in the March 31, 2009 Annual Report to Shareholders.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

February 18, 2010